                                                                      EXHIBIT 99

[DELPHI LOGO]
                                                                    NEWS RELEASE
Driving Tomorrow's Technology

FOR RELEASE:  July 17, 2002                         CONTACT:  Brad W. Jackson
                                                               (248) 813-2626
                                                brad.w.jackson@delphiauto.com

                 DELPHI REPORTS IMPROVED SECOND QUARTER RESULTS
                   Earnings increase 29 percent year-over-year
          Revenue increases 5.4 percent to $7.3 billion for the quarter
                 Non-GM revenue grows 13 percent year-over-year

         TROY, MICH. -- Delphi Corp. (NYSE: DPH) today reported a 29 percent year-over-year increase in earnings for the second quarter of 2002 as the company benefited from a 5.4 percent improvement in revenue combined with operating cost reductions resulting from ongoing restructuring and cost containment initiatives.
         "Non-GM revenue grew 13 percent versus the same period last year, which contributed to solid results for the quarter," said Delphi Chairman, CEO and President J.T. Battenberg III. "In 2001 and early 2002, we announced restructuring plans to re-size the company to benefit from an anticipated rebound. Our continued restructuring, portfolio transformation and customer diversification initiatives are on track to yield improved results."
         SECOND QUARTER 2002 FINANCIAL HIGHLIGHTS:
                  - Revenue of $7.3 billion (up 5.4 percent from $6.9 billion in Q2 2001)
                  - Non-GM revenue at 34 percent of total revenue for the quarter at $2.5 billion (up 13 percent from $2.2 billion in Q2 2001)
                  - Net income of $220 million (up 29 percent from $171 million(1) in Q2 2001)
                  - Net income margin of 3 percent (compared to 2.5 percent(1) in Q2 2001)
                  - Earnings per share of $0.39, at the high end of our June 25, 2002 guidance and in-line with Thomson First Call consensus estimates
                  -        Continued strong operating cash flow of $398 million
                           (2), up 28 percent from Q2 2001

         "We experienced strong growth in our non-GM revenue during the quarter as several previously announced customer programs began ramping up to volume production levels," said Delphi Chief Financial Officer Alan S. Dawes. "Our leading edge Recognition occupant sensing

     (1) Adjusted for goodwill amortization of $7 million after-tax.
     (2) Before dividends, pension contributions, true-ups and restructuring related cash payout of $71 million.
                                     (more)

                                       -2-
system, new rear seat entertainment systems, diesel common rail injection and new aftermarket sales channels all made an impact in the quarter."
         Dawes also reported that operating cash flow remained strong during the quarter enabling the company to make a $400 million contribution to its U.S. hourly employee pension plan and fund employee separation programs associated with its restructuring plans.

         RESTRUCTURING UPDATE
         During Q2 2002 Delphi further reduced its global workforce by 1,250 as part of its previously announced restructuring.
         "These and other restructuring actions helped Delphi to offset increased healthcare and pension costs and improve our gross margin by .3 percent," said Dawes.
         To-date, Delphi has completed approximately 75 percent of the 2002 plan, which called for the reduction of 6,100 global positions by the end of March 2003. During the quarter, Delphi utilized $58 million cash to fund separation programs and other restructuring actions related to the Q1 2002 restructuring charge of $150 million after-tax.
         "When completed, the combined effects of Delphi's 2001 and 2002 restructuring plans are expected to reduce global employment by 17,540," said Dawes.

         PORTFOLIO ACTIONS
         On July 16, 2002, Delphi announced its intent to wind down its global generator business. Details of the wind down plan are being developed and discussed with customers, suppliers and employees.
         "Immediate actions are being taken to reduce administrative and support costs associated with this product line. Capital and engineering expenses will be allocated only to maintain existing customer programs," said Dawes. "During 2001 and in Q1 2002 we established reserves to resolve the status of this product line and believe these reserves are adequate to cover costs associated with the wind down."

         3Q 2002 OUTLOOK
         Dawes said third quarter 2002 revenue and earnings are expected to be comparable to Q3 2001. "Revenue is expected to range between $6.2 billion and $6.3 billion in the third quarter and net income is expected to be between $30 and $45 million. Cash flow is forecast between $50 and $150 million," he said.
         "This third quarter outlook reflects continued strong year-over-year non-GM sales growth offset by the impact of changes in mix and packaging at our largest customer. The market
                                     (more)

                                       -3-
remains intensely competitive and vehicle affordability pressure is resulting in lower Delphi content per vehicle," said Dawes. "These factors present a greater challenge at the reduced volume level traditionally experienced in the third quarter."
         ADDITIONAL INFORMATION
         As is customary, Delphi today will file its 10Q for the second quarter 2002. Delphi Chairman J.T. Battenberg III and CFO Alan Dawes will also sign and submit attestations to the accuracy of Delphi's 2001 annual report on Form 10-K, its proxy statement and its 2002 quarterly financial reports in accordance with new Securities and Exchange Commission requirements.
         A briefing concerning second quarter results for news media representatives, institutional investors and security analysts will be held at 11 a.m. EDT today. To participate in the briefing, call 800-513-1181 (International: 952-556-2826) up to fifteen minutes prior to the start time and ask to be connected to the Delphi conference call. For the general public, the briefing will be simultaneously audio webcast from the Investor Relations page of www.delphi.com.
         For more information about Delphi and its operating subsidiaries, visit Delphi's Virtual Press Room at www.delphi.com/vpr.


FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements. These statements are made on the basis of management's views and assumptions; as a result, there can be no assurance that management's expectations will necessarily come to pass. Principal important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements include: our ability to increase non-GM sales and achieve the labor benefits expected from our separation from GM; our ability to retain GM business; potential increases in our warranty costs; our ability to successfully implement our global restructuring plans, including our planned 2002 portfolio restructuring; our ability to successfully implement our new markets initiative and achieve the benefits anticipated by such strategy; our ability to enter into definitive agreements to sell or wind down our generator and instrumentation businesses and make satisfactory arrangements with respect to antitrust matters, the labor force, customers of such businesses and other matters; changes in economic conditions, currency exchange rates or political environment in the markets in which we operate; the impact of possible terrorist attacks which could exacerbate other risks to our business such as incremental costs, slowed production or interruptions in the transportation system; financial or market declines of our customers or significant business partners; labor disruptions or material shortages; the level of competition in the markets in which we operate; the cyclical nature of the automotive industry, including significant downturns in the automobile production rate; costs relating to legal and administrative proceedings; changes in laws or regulations affecting our business; our ability to realize cost savings expected to offset price reductions; our ability to make pension and other post-retirement payments at levels anticipated by management; our ability to protect and assert patent and other intellectual property rights; our ability to successfully exit non-performing businesses and absorb contingent liabilities related to divestitures and facility closures; our ability to complete and integrate acquisitions; changes in technology and technological risks; our ability to provide high quality products at competitive prices, to develop new products to meet changing consumer preferences and to meet changing vehicle manufacturers' supply requirements on a timely, cost-effective basis; and other factors, risks and uncertainties discussed in our annual report on Form 10-K for the year ended December 31, 2001 and our other filings with the Securities and Exchange Commission. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

                                     (more)

                         HIGHLIGHTS (PRO FORMA RESULTS)

THREE MONTHS ENDED JUNE 30, 2002 VS. THREE MONTHS ENDED
JUNE 30, 2001 COMPARISON

SEE FOOTNOTES BELOW FOR AN EXPLANATION OF ADJUSTMENTS TO OUR UNAUDITED GAAP OPERATING RESULTS USED IN CALCULATING OUR PRO FORMA RESULTS.


                                                                                   THREE MONTHS ENDED
                                                                                         JUNE 30,
                                                                                 -----------------------
                                                                              2002                     2001
                                                                             ------                   ------
                                                                         (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales:
  General Motors and affiliates.................................            $   4,818                $   4,724
  Other customers...............................................                2,504                    2,220
                                                                            ---------                ---------
     Total net sales............................................                7,322                    6,944

Less operating expenses:
  Cost of sales, excluding items listed below...................                6,332                    6,024
  Selling, general and administrative...........................                  361                      363
  Depreciation and amortization.................................                  247                      245 (a)
                                                                            ---------                ---------
Operating income................................................                  382                      312 (a)

Less interest expense...........................................                   47                       56
Other income, net...............................................                    8                        9
                                                                            ---------                ---------
Income before income taxes......................................                  343                      265 (a)
Less income tax expense.........................................                  123                       94 (a)
                                                                            ---------                ---------

Net income......................................................            $     220                $     171 (a)
                                                                            =========                =========

Gross margin....................................................                 13.5%                    13.2%

Net income margin...............................................                  3.0%                     2.5%(a)

---------------------------------------------------------------------------------------------------------------------

Basic and diluted earnings per share, 561 million (basic) and
  569 million (diluted) shares outstanding, respectively, in
  2002 and 560 million (basic) and 565 million (diluted) shares
  outstanding, respectively, in 2001............................            $    0.39                $    0.30 (a)
                                                                            =========                =========
---------------------------------------------------------------------------------------------------------------------


       (a) In accordance with new accounting rules, we stopped amortizing goodwill effective January 1, 2002. For ease of comparison and consistency, we have excluded 2001 goodwill amortization of $9 million ($7 million after-tax). Including this item, depreciation and amortization was $254 million, operating income was $303 million, income before income taxes was $256 million, income tax expense was $92 million, net income was $164 million, and basic and diluted earnings per share was $0.29.

                                     -more-

HIGHLIGHTS (PRO FORMA RESULTS)

SIX MONTHS ENDED JUNE 30, 2002 VS. SIX MONTHS ENDED
JUNE 30, 2001 COMPARISON

SEE FOOTNOTES BELOW FOR AN EXPLANATION OF ADJUSTMENTS TO OUR UNAUDITED GAAP OPERATING RESULTS USED IN CALCULATING OUR PRO FORMA RESULTS.


                                                                                      SIX MONTHS ENDED
                                                                                           JUNE 30,
                                                                                    -----------------------
                                                                                 2002                     2001
                                                                                ------                   ------
                                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales:
  General Motors and affiliates.................................           $   9,302                $   9,090
  Other customers...............................................               4,708                    4,389
                                                                           ---------                ---------
     Total net sales............................................              14,010                   13,479

Less operating expenses:
  Cost of sales, excluding items listed below...................              12,184 (a)               11,925
  Selling, general and administrative...........................                 723                      741
  Depreciation and amortization.................................                 491                      493 (b)
                                                                           ---------                ---------
Operating income................................................                 612 (a)                  320 (b)

Less interest expense...........................................                  95                      112
Other income, net...............................................                  18                       24 (b)
                                                                           ---------                ---------
Income before income taxes......................................                 535 (a)                  232 (b)
Less income tax expense.........................................                 192 (a)                   81 (b)
                                                                           ---------                ---------

Net income .....................................................           $     343 (a)            $     151 (b)
                                                                           =========                =========

Gross margin....................................................                13.0%(a)                 11.5%

Net income margin...............................................                 2.4%(a)                  1.1%(b)

-----------------------------------------------------------------------------------------------------------------------

Basic earnings per share, 561 million and 560 million shares
  outstanding in 2002 and 2001, respectively....................           $    0.61 (a)            $    0.27 (b)
                                                                           =========                =========

Diluted earnings per share, 568 million and 565 million shares
  outstanding in 2002 and 2001, respectively....................           $    0.60 (a)            $    0.27 (b)
                                                                           =========                =========
-----------------------------------------------------------------------------------------------------------------------

       (a) Excludes the net restructuring and product line charges of $262 million ($174 million after-tax). Including these items, cost of sales was $12,221 million, operating income was $350 million, income before income taxes was $273 million, income tax expense was $104 million, net income was $169 million and basic and diluted earnings per share was $0.30.

       (b) Excludes the restructuring and impairment charges of $617 million ($404 million after-tax). In addition, in accordance with new accounting rules, we stopped amortizing goodwill effective January 1, 2002. For ease of comparison and consistency, we have excluded 2001 goodwill amortization of $15 million ($12 million after-tax). Including these items, depreciation and amortization was $571 million, operating loss was $294 million, other income, net was $6 million, loss before income taxes was $400 million, income tax benefit was $135 million, net loss was $265 million, and basic and diluted loss per share was $0.47.
                                     -more-

HIGHLIGHTS (PRO FORMA RESULTS)

                            SECTOR FINANCIAL RESULTS

SEE FOOTNOTES BELOW FOR AN EXPLANATION OF ADJUSTMENTS TO OUR UNAUDITED GAAP OPERATING RESULTS USED IN CALCULATING OUR PRO FORMA RESULTS.

                                                                        THREE MONTHS ENDED JUNE 30,
                                                           ------------------------------------------------------
                                                                                        2002          2001
                                                              2002         2001      OPERATING      OPERATING
                      SECTOR                                  SALES        SALES    INCOME (LOSS)  INCOME (LOSS)
                      ------                                --------     --------   -------------  -------------
                                                                             (IN MILLIONS)
Electronics & Mobile Communication
  Mobile MultiMedia ...................................      $    94      $   102     $     (4)     $     (7)
  Other Electronics & Mobile Communication ............        1,234        1,167          143           109 (c)
                                                             -------      -------     --------      --------
    Total .............................................        1,328        1,269          139           102 (c)

Safety, Thermal & Electrical Architecture .............        2,596        2,404          187           130 (c)

Dynamics & Propulsion .................................        3,488        3,378           78           123 (c)

Other .................................................          (90)        (107)         (22)          (43)(c)
                                                             -------      -------     --------      --------

    Total .............................................      $ 7,322      $ 6,944     $   382       $    312 (c)
                                                             =======      =======     ========      ========


                                                                          SIX MONTHS ENDED JUNE 30,
                                                      ----------------------------------------------------------
                                                                                   2002               2001
                                                          2002        2001       OPERATING          OPERATING
                      SECTOR                              SALES       SALES    INCOME (LOSS)      INCOME (LOSS)
                      ------                            --------    --------   -------------      -------------
                                                                            (IN MILLIONS)
Electronics & Mobile Communication
  Mobile MultiMedia................................    $     180    $   213     $    (10)         $   (10)
  Other Electronics & Mobile Communication........         2,378      2,258          254 (a)          178 (b)(c)
                                                       ---------    -------     --------          -------
    Total..........................................        2,558      2,471          244 (a)          168 (b)(c)

Safety, Thermal & Electrical Architecture..........        4,943      4,652          322 (a)          180 (b)(c)

Dynamics & Propulsion..............................        6,700      6,555           86 (a)           26 (b)(c)

Other..............................................         (191)      (199)         (40)(a)          (54)(b)(c)
                                                       ---------    -------     --------         --------

    Total..........................................    $  14,010    $13,479     $    612 (a)     $    320 (b)(c)
                                                       =========    =======     ========         ========
-----------------------------------------------------------------------------------------------------------------

       (a) Excludes the net restructuring and product line charges of $20 million for Electronics & Mobile Communication, $101 million for Safety, Thermal & Electrical Architecture, $126 million for Dynamics & Propulsion and $15 million for Other.

       (b) Excludes the restructuring and asset impairment charges of $78 million for Electronics & Mobile Communication, $214 million for Safety, Thermal & Electrical Architecture, $280 million for Dynamics & Propulsion and $27 million for Other.

       (c) For comparative purposes, the three months ended June 30, 2001 excludes goodwill amortization of $9 million with $1 million for Electronics & Mobile Communication, $3 million for Safety, Thermal & Electrical Architecture, $4 million for Dynamics & Propulsion and $1 million for Other. The six months ended June 30, 2001 excludes goodwill amortization of $15 million with $2 million for Electronics & Mobile Communication, $4 million for Safety, Thermal & Electrical Architecture, $7 million for Dynamics & Propulsion and $2 million for Other.
                                     -more-

HIGHLIGHTS (PRO FORMA RESULTS)

LIQUIDITY AND CAPITAL RESOURCES

SEE FOOTNOTES BELOW FOR AN EXPLANATION OF ADJUSTMENTS TO OUR UNAUDITED GAAP OPERATING RESULTS USED IN CALCULATING OUR PRO FORMA RESULTS.


BALANCE SHEET DATA:
(in millions)

                                             JUNE 30,         MARCH 31,       DECEMBER 31,       JUNE 30,
                                               2002             2002             2001              2001
                                           -------------   -------------    -------------     -------------

       Cash and cash equivalents.......       $   753         $   697          $   757           $   689

       Debt............................         3,662           3,303            3,353             3,388
                                              -------         -------          -------           -------

            Net liquidity..............       $(2,909)        $(2,606)         $(2,596)          $(2,699)
                                              =======         =======          =======           =======

       Total stockholders' equity .....       $ 2,439 (a)     $ 2,221 (a)      $ 2,312  (a)      $ 3,311
                                              =======         =======          =======           =======


RECONCILIATION OF NET LIQUIDITY:
(in millions)

    Net liquidity at December 31, 2001............................                        $(2,596)

           Net income.............................................           343  (b)
           Depreciation and amortization..........................           491
           Capital expenditures...................................          (461)
           Other, net.............................................           210  (b)
                                                                          ------
        Operating cash flow less capital expenditures.............                            583 (b)
        Pension contribution......................................                           (400)
        Cash paid for restructuring and product line charges......                           (245)(b)(c)
        Amount paid to GM for separation related obligations......                           (143)
        Dividends and other non-operating.........................                           (108)
                                                                                          -------

    Net liquidity at June 30, 2002................................                        $(2,909)
                                                                                          =======


--------------------------------------------------------------------------------

       (a) Includes a pension charge to equity of $830 million after-tax. Excluding this pension charge, stockholders' equity would be $3,269 million as of June 30, 2002, $3,051 million as of March 31, 2002 and $3,142 million as of December 31, 2001.

       (b) Excludes the impact of the first quarter 2002 net restructuring and product line charges of $262 million ($174 million after-tax). Total cash outflows associated with the 2002 charges and 2001 product line impairment charges are expected to be $275 million, of which $131 million was paid in the first six months of 2002.

       (c) Total cash outflows associated with the 2001 restructuring charge were $457 million, of which $114 million was paid in the first six months of 2002.

                                     -more-

                    CONSOLIDATED STATEMENTS OF OPERATIONS (a)


                                                                         THREE MONTHS ENDED JUNE 30,
                                                                        -----------------------------
                                                                            2002               2001
                                                                        ----------         ----------
                                                                       (IN MILLIONS, EXCEPT PER SHARE
                                                                                   AMOUNTS)

             Net sales:
                General Motors and affiliates...................         $   4,818         $   4,724
                Other customers.................................             2,504             2,220
                                                                         ---------         ---------
                  Total net sales...............................             7,322             6,944
                                                                         ---------         ---------

             Operating expenses:
                Cost of sales, excluding items listed below.....             6,332             6,024
                Selling, general and administrative.............               361               363
                Depreciation and amortization...................               247               254
                                                                         ---------         ---------
                  Total operating expenses......................             6,940             6,641
                                                                         ---------         ---------

             Operating income...................................               382               303
             Less interest expense..............................                47                56
             Other income, net..................................                 8                 9
                                                                         ---------         ---------
             Income before income taxes.........................               343               256
             Income tax expense.................................               123                92
                                                                         ---------         ---------

             Net income.........................................         $     220         $     164
                                                                         =========         =========

               Earnings per share
                 Basic and diluted..............................         $    0.39         $    0.29
                                                                         =========         =========



(a) Prepared in accordance with accounting principles generally accepted in the United States of America, on an unaudited basis.

                                     -more-

                    CONSOLIDATED STATEMENTS OF OPERATIONS (a)


                                                                         SIX MONTHS ENDED JUNE 30,
                                                                       -----------------------------
                                                                          2002                2001
                                                                       ----------         ----------
                                                                       (IN MILLIONS, EXCEPT PER SHARE
                                                                                  AMOUNTS)

             Net sales:
                General Motors and affiliates...................         $   9,302         $   9,090
                Other customers.................................             4,708             4,389
                                                                         ---------         ---------
                  Total net sales...............................            14,010            13,479
                                                                         ---------         ---------

             Operating expenses:
                Cost of sales, excluding items listed below.....            12,221            11,925
                Selling, general and administrative.............               723               741
                Depreciation and amortization...................               491               571
                Restructuring...................................               225               536
                                                                         ---------         ---------
                  Total operating expenses......................            13,660            13,773
                                                                         ---------         ---------

             Operating income (loss)............................               350              (294)
             Less interest expense..............................                95               112
             Other income, net..................................                18                 6
                                                                         ---------         ---------
             Income (loss) before income taxes..................               273              (400)
             Income tax expense (benefit).......................               104              (135)
                                                                         ---------         ---------

             Net income (loss)..................................         $     169         $    (265)
                                                                         =========         =========

               Earnings (loss) per share
                 Basic and diluted..............................         $    0.30         $   (0.47)
                                                                         =========         =========



(a) Prepared in accordance with accounting principles generally accepted in the United States of America, on an unaudited basis.

                                     -more-

                         CONSOLIDATED BALANCE SHEETS (a)


                                                                       JUNE 30,       DECEMBER 31,
                                                                         2002            2001
                                                                         ----            ----
                                                                            (IN MILLIONS)
                                     ASSETS
             Current assets:
               Cash and cash equivalents...........................  $     753       $     757
               Accounts receivable, net:
                  General Motors and affiliates....................      3,320           2,829
                  Other customers..................................      2,104           1,778
               Inventories, net....................................      1,703           1,621
               Deferred income taxes...............................        344             319
               Prepaid expenses and other..........................        178             194
                                                                     ---------       ---------
                    Total current assets...........................      8,402           7,498

             Long-term assets:
               Property, net.......................................      5,794           5,724
               Deferred income taxes...............................      3,079           3,152
               Goodwill, net.......................................        674             630
               Other...............................................      1,611           1,598
                                                                     ---------       ---------
             Total assets..........................................  $  19,560       $  18,602
                                                                     =========       =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
             Current liabilities:
               Notes payable and current portion of
                  long-term debt...................................   $  1,598       $   1,270
               Accounts payable....................................      3,337           2,779
               Restructuring obligations...........................         80             121
               Accrued liabilities.................................      1,737           1,680
                                                                     ---------       ---------
                  Total current liabilities........................      6,752           5,850

             Long-term liabilities:
               Long-term debt......................................      2,064           2,083
               Pension benefits....................................      1,898           2,146
               Postretirement benefits other than pensions.........      4,943           4,702
               Other...............................................      1,464           1,509
                                                                     ---------       ---------
                  Total liabilities................................     17,121          16,290
                                                                     ---------       ---------

             Stockholders' equity:
               Common stock, $0.01 par value, 1,350 million
                 shares authorized, 565 million shares issued in
                 2002 and 2001.....................................          6               6
               Additional paid-in capital..........................      2,446           2,450
               Retained earnings...................................      1,434           1,343
               Minimum pension liability...........................       (830)           (830)
               Accumulated other comprehensive loss, excluding
                   minimum pension liability.......................       (519)           (567)
                Treasury stock, at cost............................        (98)            (90)
                                                                     ---------       ---------
                  Total stockholders' equity.......................      2,439           2,312
                                                                     ---------       ---------
             Total liabilities and stockholders' equity............  $  19,560       $  18,602
                                                                     =========       =========


(a) Prepared in accordance with accounting principles generally accepted in the United States of America, on an unaudited basis.


                                     -more-

                   CONSOLIDATED STATEMENTS OF CASH FLOWS (a)


                                                       SIX MONTHS ENDED
                                                            JUNE 30,
                                                      ------------------
                                                        2002       2001
                                                      --------   -------
                                                        (IN MILLIONS)

Cash flows from operating activities:
   Net income (loss) ................................   $ 169    $(265)
   Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
   Depreciation and amortization, excluding
     amortization of goodwill .......................     491      556
   Amortization of goodwill .........................      --       15
   Deferred income taxes ............................      36     (233)
   Restructuring ....................................     225      536
   Changes in operating assets and liabilities:
     Accounts receivable, net .......................    (817)     (25)
     Inventories, net ...............................     (87)     (58)
     Prepaid expenses and other .....................      11       94
     Accounts payable ...............................     558      320
     Restructuring obligations ......................    (245)    (142)
     Accrued liabilities ............................      69     (176)
     Other long-term liabilities ....................     (74)      56
     Other ..........................................     (80)     (28)
                                                        -----    -----
       Net cash provided by operating activities ....     256      650
                                                        -----    -----

Cash flows from investing activities:
   Capital expenditures .............................    (461)    (503)
   Cost of acquisitions, net of cash acquired .......      --     (313)
   Other ............................................      38      (10)
                                                        -----    -----
       Net cash used in investing activities ........    (423)    (826)
                                                        -----    -----

Cash flows from financing activities:
   Net proceeds from (repayments of) borrowings under
     credit facilities and other debt ...............     309     (301)
   Net proceeds from issuance of debt securities ....      --      498
   Dividend payments ................................     (78)     (78)
   Issuance (purchases) of treasury stock, net ......     (12)       2
                                                        -----    -----
       Net cash provided by financing activities ....     219      121
                                                        -----    -----
Effect of exchange rate fluctuations on cash and cash
   equivalents ......................................     (56)     (16)
                                                        -----    -----
Decrease in cash and cash equivalents ...............      (4)     (71)
   Cash and cash equivalents at beginning of period .     757      760
                                                        -----    -----
   Cash and cash equivalents at end of period .......   $ 753    $ 689
                                                        =====    =====



(a) Prepared in accordance with accounting principles generally accepted in the United States of America, on an unaudited basis.


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